                                                                     EXHIBIT 2.2




                            STOCK PURCHASE AGREEMENT





                              DATED AUGUST 1, 1999




                                  BY AND AMONG





                                XETA CORPORATION
                               (THE "PURCHASER"),



                        LAWRENCE J. HOPP, INDIVIDUALLY,

                                      AND

                  LAWRENCE J. HOPP, TRUSTEE UNDER LIVING TRUST
                  OF LAWRENCE J. HOPP, DATED OCTOBER 13, 1994

                          (COLLECTIVELY, THE "SELLER")

                               TABLE OF CONTENTS


                                                                      SECTION OF
                                                                       AGREEMENT
                                                                        PAGE NO.

ARTICLE I - Purchase of Shares................................................1
         1.1      Acquisition of Shares.......................................1
         1.2      Purchase Price..............................................1
         1.3      Tax Treatment...............................................2

ARTICLE II - Representations and Warranties of the Seller.....................2
         2.1      Joint Representations and Warranties........................2
         2.2      Continuity of Representations...............................3
         2.3      Value.......................................................3
         2.4      Concurrent Transaction......................................3

Article III - Representations and Warranties of Purchaser.....................3
         3.1      Corporate Existence and Qualification.......................3
         3.2      Consents....................................................4
         3.3      Corporate Authority.........................................4
         3.4      No Breach...................................................4
         3.5      Brokers.....................................................4

Article IV - Covenants........................................................5
         4.1      Pre-Closing Covenants of the Seller and the Company.........5
         4.2      Pre-Closing Covenants of Purchaser..........................5
         4.3      Seller's Confidentiality Agreement..........................5
         4.4      Post-Closing Covenant of Purchaser..........................6

Article V - Conditions Precedent to the Obligation of Purchaser to Close......7
         5.1      Representations and Warranties..............................7
         5.2      Covenants...................................................7
         5.3      No Actions..................................................7
         5.4      Consents; Licenses and Permits..............................7
         5.5      No Material Change..........................................7
         5.6      Certificate.................................................8
         5.7      Opinion.....................................................8
         5.8      Lucent Distributorship......................................8
         5.9      Non-Competition and Confidentiality.........................8
         5.10     Section 338 Election........................................8
         5.11     Board Approval..............................................8
         5.12     Fairness Opinion............................................8
         5.13     Bank Financing..............................................8
         5.14     Martin Stock................................................8
         5.15     Additional Documents........................................8

Article VI - Conditions Precedent to the Obligation of the Seller to Close....9
         6.1      Representations and Warranties..............................9


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

         6.2      Covenants...................................................9
         6.3      No Actions..................................................9
         6.4      Certificate.................................................9
         6.5      Martin Agreement............................................9
         6.6      Headquarters Lease Extension................................9

Article VII - Closing.........................................................9
         7.1      The Closing.................................................9
         7.2      Location, Time and Date....................................10
         7.3      Seller's Deliveries........................................11
         7.4      Purchaser's Deliveries.....................................11
         7.6      Transfer of Possession.....................................11

Article VIII - Survival of Representations; Indemnification..................11
         8.1      Survival...................................................11
         8.2      Indemnification by the Seller..............................12
         8.3      Indemnification by Purchaser...............................12
         8.4      Claims.....................................................12
         8.5      Seller's Liability.........................................12
         8.6      Purchaser's Liability......................................12
         8.7      Final Determination........................................12
         8.8      Defense of Claims..........................................13
         8.9      Extension of Time..........................................13

Article IX - Termination and Waiver..........................................14
         9.1      Termination................................................14
         9.2      Waivers....................................................14

Article X - Miscellaneous Provisions.........................................15
         10.1     Expenses...................................................15
         10.2     Confidential Information...................................15
         10.3     Publicity..................................................15
         10.4     Modification, Termination or Waiver........................15
         10.5     Notices....................................................15
         10.6     Binding Effect and Assignment..............................16
         10.7     Exhibits and Schedules.....................................16
         10.8     Entire Agreement...........................................16
         10.9     Governing Law..............................................16
         10.10    Section Headings...........................................17
         10.11    Gender.....................................................17
         10.12    Severability...............................................17
         10.13    Attorneys' Fees............................................17
         10.14    Counterparts...............................................17
         10.15    Recitals...................................................17
         10.16    Equitable Relief...........................................17

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), which is to be effective as of the 1st day of August, 1999 (the "EFFECTIVE DATE"), is entered into by and among XETA CORPORATION, an Oklahoma corporation ("PURCHASER"), LAWRENCE J. HOPP, individually, and LAWRENCE J. HOPP, AS TRUSTEE UNDER LIVING TRUST OF LAWRENCE J. HOPP, DATED OCTOBER 13, 1994 (collectively, the "Seller").

                                   RECITALS:

         A. Seller owns fifty (50) shares (the "SHARES") of the $1.00 par value common stock of U. S. Technologies Systems, Inc., a Missouri corporation (the "COMPANY").

         B. The shares constitute fifty percent (50%) of the Company's issued and outstanding common stock.

         C. Purchaser desires to acquire from the Seller, and the Seller desires to sell to Purchaser, all of the Shares and all associated goodwill.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived hereby, the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser, and Seller do hereby agree as follows:

                                   ARTICLE I

                               Purchase of Shares

         1.1 Acquisition of Shares. Upon the terms of, and subject to the conditions set forth in this Agreement at the Closing, Seller shall convey to Purchaser and Purchaser shall acquire all of the Shares and associated goodwill from the Seller, free and clear of all manner of liens, charges, encumbrances and claims. The Shares shall constitute one-half (1/2) of all of the Company's capital stock issued and outstanding as of the date of Closing.

         1.2 Purchase Price. The purchase price for the Shares ("PURCHASE PRICE") shall be $9,485,209. Upon the sale, transfer and delivery by the Seller of the Shares to Purchaser as set forth in Section 1.1, and in consideration therefor, Purchaser shall pay to the Seller, at the Closing Date as defined herein, by cashier's check or by electronic wire transfer or other immediately available funds the Purchase Price, $100,000 of which shall be allocated as consideration for Seller's agreement not to compete with Purchaser or the Company nor to solicit any of its employees, customers or vendors for a period of one (1) year after the Closing Date, as more particularly set out in a Non-Competition Agreement in the form of Exhibit "1.2" attached hereto ("NON-COMPETITION AGREEMENT"). In addition to the Purchase Price, Purchaser shall pay, or cause to be paid, at the Closing, by cashier's check or by electronic wire transfer or other immediately available funds, the sum of $1,514,791 plus $11,361, the amount of interest accrued on the Company's indebtedness to Seller for the period July 1, 1999, through July 31, 1999 (collectively, the "DEBT PAYMENT"), being the principal balance of all indebtedness of the Company to Seller. Upon payment in full of the Debt Payment, Seller shall release and discharge the Company from any further liability in relation to any and all indebtedness, obligations and liabilities of any and every kind owed by the Company to Seller, whether absolute or contingent, liquidated or unliquidated, matured or unmatured, known or unknown, and however acquired or arising.

         1.3 Tax Treatment. Seller is aware of the fact, and hereby acknowledges that Purchaser is contemporaneously, but separately, negotiating for the possible purchase of all of Mark Martin's stock in the Company. Though neither purchase transaction is affected by the terms of the other, Seller hereby agrees, upon request, to promptly and timely execute and file Form 8023-A and to otherwise cooperate with XETA and Mr. Martin in a joint election to treat each transaction as a sale of assets under Section 338(h)(10) of the U. S. Internal Revenue Code (the "CODE").

         1.4 Automobile. As additional consideration for and inducement to Seller to enter into this Agreement and sell Purchaser the Shares, Purchaser hereby agrees that it will cooperate and use its best efforts to cause the Company-owned automobile currently being driven by Seller to be conveyed to Seller at or immediately after Closing, free of liens and encumbrances and at no cost to Seller, except for any tax liability incurred as a result of such conveyance.

                                   ARTICLE II

                         Representations and Warranties
                                 of the Seller

         2.1 Joint Representations and Warranties. Contemporaneously with Seller's execution and delivery of this Agreement, to be effective as of the execution date hereof ("EXECUTION DATE") as well as the Closing Date, the Seller shall make the representations and warranties to Purchaser (the "REPRESENTATIONS AND WARRANTIES") contained in Article I of the supplementary agreement, a copy of which constitutes Exhibit "2.1" hereto attached (the "INDUCEMENT"). As an inducement to the Purchaser to enter into this Agreement and an accommodation to the Seller as a principal shareholder of the Company, the Company shall make the Representations and Warranties jointly and severally with the Seller. Each of the Representations and Warranties shall be deemed material, and Seller and the Company shall acknowledge in making the Representations and Warranties that Purchaser, in executing, delivering, and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such Representations and Warranties.

         2.2 Continuity of Representations. The Seller covenants and agrees that the all representations and warranties made by him herein or in connection herewith shall be deemed given as of the Closing Date the same as on the Execution Date and that there will be no material adverse change or deviation in or from the Representations and Warranties from the Execution Date through the Closing Date, unless and only to the extent that the Company and/or the Seller shall have particularly advised Purchaser of such each such adverse change or deviation in writing prior to Closing.

         2.3 Value. In deciding to sell the Shares at the price provided herein, Seller represents and warrants to the Purchaser that he has relied on his own financial, tax, business and legal advisors and has not relied on any express or implied representation by Purchaser or any other person or entity as to the value of the Shares. Seller has been employed by the Company, has been actively involved in the management of the Company's day-to-day affairs, has had full and complete access to all documents, records and books of the Company, and has had a reasonable opportunity to obtain all such other information as he has deemed necessary to determine the value of the Shares.

         2.4 Concurrent Transaction. Seller understands and acknowledges that the Company's other shareholder, Mark Martin ("MARTIN") has negotiated separately with the Purchaser for the sale and purchase of Martin's shares of the capital stock of the Company. Seller further understands and acknowledges that the Purchaser would not have agreed to purchase the Shares without Martin's concurrent agreement to sell his shares in the Company to the Purchaser, that the concurrent purchase of Martin's shares in the Company is a condition of Closing, and that if negotiations with the Purchaser had been conducted by him jointly with Martin, Seller might have realized a higher price for the Shares. Nevertheless, Seller is satisfied with the Purchase Price and terms provided herein, and he is willing and has freely agreed to sell the Shares to the Purchaser at such price and on such terms.

                                  ARTICLE III

                  Representations and Warranties of Purchaser

         Purchaser makes the following representations and warranties to the Seller, each of which shall be deemed material, and Seller, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties:

         3.1 Corporate Existence and Qualification. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has the corporate power to own its assets and properties and to carry on its business as now conducted, and Purchaser is duly qualified and is in good standing as a foreign corporation in those jurisdictions in which it is required to qualify in order to own its assets or properties or to carry on its business as now conducted.

         3.2 Consents. No consent of any governmental or other regulatory agency, foreign or domestic, or any other party is required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement in all material respects.

         3.3 Corporate Authority. Purchaser has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's Board of Directors, and no other corporate proceeding on the part of Purchaser will be necessary to authorize the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding agreement of Purchaser and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Seller, it is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors and to general principles of equity.

         3.4 No Breach. To the knowledge of Purchaser, neither the execution or delivery of this Agreement nor Purchaser's compliance with any of the provisions hereof or its consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provision of its Certificate of Incorporation or Bylaws;

                  (b) violate or result, alone or with the passage of time, in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any material agreement, document or undertaking to which Purchaser is a party, or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been or, prior to Closing, will be obtained);

                  (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser;

                  (d) violate any judgment, order, injunction, decree, or award against or binding upon Purchaser, its properties or assets; or

                  (e) violate any law or regulation of any jurisdiction relating to Purchaser or any of its securities, assets or properties.

         3.5 Brokers. Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify the Seller against, and to hold him harmless from, any claim for brokerage or similar commission or other compensation, which may be made against Seller by any third party in connection with the transactions contemplated hereby based upon any wrongful action by Purchaser.

                                   ARTICLE IV

                                   Covenants

         4.1 Pre-Closing Covenants of the Seller and the Company. Seller and the Company shall bind themselves, jointly and severally, to the covenants in favor of Purchaser set forth in Article II of the Inducement. In addition, the Seller covenants and agrees that from the Execution Date through the Closing Date he shall not:

                  (a) trade in any of the Purchaser's stock;

                  (b) permit the Company to conduct its business other than in the ordinary course consistent with past practice;

                  (c) permit the Company, its employees, agents or representatives, directly or indirectly, to solicit, encourage or participate in discussions concerning, or to supply information relating to, any other sale of any material portion of the Company's assets or capital stock; or

                  (d) permit the Company to make any distributions of any kind to its shareholders, whether of operating profits or in payment of any debt due to any such shareholder(s), or any interest thereon, from or after July 31, 1999, other than normal salary payable for services rendered.

         4.2 Pre-Closing Covenants of Purchaser. Purchaser hereby covenants that, from and after the Execution Date until the Closing or the earlier termination of this Agreement, Purchaser will use its best efforts to insure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, and that no material breach or default that has not been cured by the Closing shall occur with respect to any of its covenants, representations or warranties contained herein. Purchaser will not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations and warranties and shall promptly notify the Seller of any event or fact constituting or which is likely to cause such a breach or default.

         4.3 Seller's Confidentiality Agreement. At the Closing, Seller shall execute and deliver to the Purchaser a Confidentiality Agreement in the form of
Exhibit 4.3 hereto attached ("CONFIDENTIALITY AGREEMENT") containing covenants prohibiting Seller, for a period of five (5) years after the Closing Date (the "RESTRICTED PERIOD") from disclosing any confidential or proprietary information of or concerning the Company to any third party, including but not limited to Lucent Technologies, Inc. ("LUCENT"), which information shall include but not be limited to: (i) any information that the Company considers or treats as confidential whether or not the Company has marked such information as confidential; (ii) any financial information of the Company including its assets and results of operations; (iii) any information concerning or related to the Company's Total Quality Management program or its repair procedures or purchase methods; (iv) any information concerning past contractual disputes with Lucent and the subject matter thereof; and (v) any information concerning previous allegations of breaches by the Company made by Lucent, the subject matter thereof, and the disposition of such allegations.

                    4.3.1 If the Seller receives a request to disclose all or any part of the foregoing information under the terms of a subpoena or order issued by a court or governmental body, the Seller agrees:

                           (a) To notify the Purchaser, as promptly as
                  practicable, of the existence, terms, and circumstances surrounding such request; and

                           (b) To consult with the Purchaser on the
                  advisability of taking legally available steps to resist or narrow such request.

         If disclosure of such information is required to prevent the Seller from being held in contempt or subject to other penalty, Seller may furnish the information, provided that Seller shall furnish only such portion of the information as he is, in the written opinion of counsel satisfactory to Seller and Purchaser, legally compelled to disclose, and he shall afford Purchaser such reasonable cooperation as it may request to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

                    4.3.2 Specifically including, and without limiting any of his obligations under this Section 4.3, Seller further agrees, subject to the provisions of Section 4.3.1 hereof, that he shall not directly or indirectly provide to Lucent, any of its affiliates, or any of its employees, officers or agents any information that is in addition to, different from, or contrary to the information provided earlier by the Company or any of its officers or employees to Lucent in connection with the disposition of any earlier allegations by Lucent that the Company had breached or was in breach of any current or previous agreement between the Company and Lucent or its predecessor.

         4.4 Post-Closing Covenant of Purchaser. Purchaser hereby agrees to reimburse the Seller, on or before January 15, 2000, for the "Net Tax Cost" incurred by the Seller, if any, accruing from the Effective Date up to, but not including, the day of Closing. As used herein, the term "Net Tax Cost" shall mean the excess of the income allocated to the Seller from the Company's operations at the date of Closing for calendar year 1999 over the income allocated to Seller from the Company's operations for calendar year 1999 at July 31, 1999, multiplied by 19.6 % (excluding any transaction gains or losses, if any, resulting from the sale of Shares contemplated by this Agreement).

                                   ARTICLE V

          Conditions Precedent to the Obligation of Purchaser to Close

         The obligation of Purchaser to close is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a requirement of law:

         5.1 Representations and Warranties. All of the Representations and Warranties and all other representations and warranties of the Company and the Seller contained in this Agreement and in any written statement, Exhibit, Schedule or certificate delivered to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Execution Date as well as on the Closing Date, as if made at the Closing as of the Closing Date.

         5.2 Covenants. The Company and the Seller shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

         5.3 No Actions. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which, if successful, would materially affect the right of Purchaser to own the Shares, or which, if successful, would have a material adverse effect on such right, the prospects or net worth of the Company, or the value of the Shares.

         5.4 Consents; Licenses and Permits. The Company and the Seller shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, and such other consents, if any, which are necessary to prevent (i) any agreements of the Company from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of the Company, or (ii) any material indebtedness of the Company from becoming due then or with notice or the passage of time as a result of the performance of this Agreement.

         5.5 No Material Change. The Purchaser shall have completed its due diligence examination of the Company and found the Shares to be in all respects satisfactory as an investment by the Purchaser, and there shall have been no material change, whether or not adverse, at the Closing Date in the business, assets, properties, operations, financial status or prospects of the Company since December 31, 1998; provided, however, that the Seller shall release and discharge the Company, at or before Closing, from all of the Seller Claims.

         5.6 Certificate. Purchaser shall have received a certificate in the form of Exhibit 5.6 hereto attached, dated as of the Closing Date and signed by the Seller and by the Company, verifying their satisfaction of the conditions set forth in Sections 5.1 through 5.5.

         5.7 Opinion. Purchaser shall have received the written opinion of legal counsel to the Seller and the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel covering the matters set forth in Exhibit 5.7 hereto.

         5.8 Lucent Distributorship. The Company shall have successfully renewed and extended its existing distributorship relationship with Lucent on terms and for a period acceptable to Purchaser.

         5.9 Non-Competition and Confidentiality. At the Closing, the Seller shall have executed and delivered the Non-Competition Agreement and the Confidentiality Agreement, shall have tendered his resignation as a director, officer and employee of the Company, and shall have turned over and relinquished to the Purchaser all written notes, memoranda, reports and other documents containing any confidential or proprietary information of or concerning the Company.

         5.10 Section 338 Election. If requested by Purchaser, the Seller shall have made an election under Section 338(h)(10) of the Code to treat the sale of the Shares for tax purposes as a sale of the Company's assets. In such event Purchaser shall prepare the appropriate IRS tax forms, and will provide copies of the same to Seller for inclusion with the appropriate tax returns.

         5.11 Board Approval. The Board of Directors of Purchaser shall have given its final approval to the closing of the purchase of the Shares.

         5.12 Fairness Opinion. Purchaser shall have obtained a "fairness opinion" from the investment banking firm previously engaged by the Purchaser, at its sole expense, in connection with the transaction contemplated by this Agreement, finding the terms of this transaction, including the Purchase Price and other consideration to be paid for the Shares, to be fair, from a financial point of view, to the Shareholders of the Purchaser.

         5.13 Bank Financing. The Purchaser shall have received firm commitments from one or more financing syndicates to lend Purchaser the aggregate sum of not less than $23,000,000, at a weighted-average interest rate per annum not to exceed the London Interbank Offer Rate plus 2.5% per annum and repayable over a term of not less than five (5) years.

         5.14 Martin Stock. Purchaser shall have entered into a binding contract with Martin for the purchase of all of the Company's remaining outstanding stock.

         5.15 Additional Documents. The Seller and the Company shall have delivered, in a form mutually acceptable to Purchaser and Seller, all such other certificates and documents as Purchaser or its counsel may have reasonably requested as necessary to consummate the transaction contemplated by this Agreement.

                                   ARTICLE VI

                 Conditions Precedent to the Obligation of the
                                Seller to Close

         The obligation of the Seller to close is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Seller (except when the fulfillment of such condition is a requirement of law):

         6.1 Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement and in any Exhibit, Schedule or certificate delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         6.2 Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         6.3 No Actions. No action, suit, proceeding, or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or shall have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

         6.4 Certificate. The Seller shall have received a certificate in the form annexed hereto as Exhibit 6.4 dated the Closing Date, signed by the Purchaser verifying the satisfaction of the conditions contained in Sections
6.1 through 6.3.

         6.5 Martin Agreement. On or before November 1, 1999, the Purchaser and Martin shall have entered into a stock purchase agreement for his sale to the Purchaser of all of his stock in the Company.

         6.6 Headquarters Lease Extension. If on the Closing Date, Seller is the sole owner of the building in which the Company's executive offices are located (the "BUILDING"), a ninety (90) day extension of the Company's existing month-to-month lease thereof, duly executed by Seller and further providing for such lease to continue thereafter on a month-to-month basis, until terminated by either party upon thirty (30) days' prior written notice to the other ("HEADQUARTERS LEASE EXTENSION").

                                  ARTICLE VII

                                    Closing

         7.1 The Closing. The closing of the sale and acquisition of the Shares contemplated by this Agreement (the "CLOSING") shall occur upon satisfaction of all of the conditions precedent to the obligations of the parties to close as set forth in Articles V and VI and upon the delivery by the parties of all of the items to be delivered by them pursuant to Sections 7.3 and 7.4 hereof.

         7.2 Location, Time and Date. The Closing shall be held in the offices of Barber & Bartz, 110 West 7th Street, Suite 200, Tulsa, Oklahoma, 74103, at 10:00 o'clock a.m. on November 15, 1999, or at such other time and place as may be mutually agreed to by the parties hereto; provided, however, that the Purchaser shall have the right, as provided in Section 7.2.1 below, to extend the date of Closing for one (1) thirty-day period; provided, further, that the Closing shall in no event occur later than December 15, 1999 (the "TERMINATION DATE"). (The date on which the Closing shall occur is referred to in this Agreement as the "CLOSING DATE").

                  7.2.1 The Purchaser shall be entitled to extend the Closing from November 15, 1999, to the Termination Date provided (a) Purchaser pays Seller the sum of $150,000 as earnest money to be applied to the Purchase Price at Closing and (b) the conditions to Purchaser's obligation to close described in Sections 5.8, 5.11 and 5.14 shall have been satisfied or waived. Purchaser will accompany its payment of such earnest money with a written status report to Seller confirming that Purchaser has completed its due diligence review of the Company and that Mark Martin executed a stock purchaser agreement with Purchaser by November 1, 1999, and informing Seller of any breach or breaches of the conditions to Purchaser's obligation to close described in Sections 5.1, 5.2, 5.3 and 5.5 of this Agreement of which Purchaser is aware as of the date of such status report; provided, however, that the furnishing of such status report shall in no way waive or impair Purchaser's right to require Seller's strict compliance with all of the representations, warranties and covenants made by Seller in this Agreement, including but not limited to those described in said Sections 5.1, 5.2, 5.3 and 5.5.

                  7.2.2 If the Closing shall not occur by the Termination Date and Seller shall have satisfied all conditions imposed on Seller hereunder prior to that date, Seller shall be entitled to retain said $150,000 of earnest money as liquidated damages in full satisfaction of Purchaser's obligations under this Agreement. The parties hereby expressly agree that this liquidated damage amount has been calculated by the parties based upon their good faith estimate of the actual damage that Seller would likely suffer as a result of Purchaser's failure to close by the Termination Date, assuming Seller is ready, willing and able to close on that date and has satisfied all conditions to Purchaser's obligation to close hereunder. The parties further agree, (i) that such amount is reasonable in light of the anticipated actual harm that the Seller would suffer by reason of Purchaser's wrongful failure to close, and (ii) that the difficulty of proving Seller's actual damages and the lack of an adequate remedy at law require the inclusion of liquidated damages herein.

                  7.2.3 The parties expressly agree, notwithstanding any other contrary provision in this Agreement, that the retention of such earnest money as liquidated damages shall be the Seller's sole and exclusive remedy for Purchaser's failure to close by the Termination Date; provided, however, that Purchaser shall be entitled to a full refund of its earnest money if any condition to its obligation to close hereunder (other than those described in Section 7.2.1) shall remain unsatisfied as of the Termination Date.

         7.3 Seller's Deliveries. At the Closing, the Company and the Seller will deliver or cause to be delivered to Purchaser:

                  (a) All certificates representing the Shares, constituting fifty percent (50%) of the outstanding shares of the Company immediately prior to the Closing;

                  (b) The certificate required by Section 5.6;

                  (c) The opinion of counsel required by Section 5.7;

                  (d) The Non-Competition Agreement, the Confidentiality Agreement, and the Seller's resignation as an officer, director and employee of the Company;

                  (e) If Seller is the sole owner of the Building on the Closing Date, the Headquarters Lease Extension; and

                  (f) Such other certified resolutions, releases, documents, and certificates, as are required to be delivered by the Seller and/or the Company pursuant to the provisions of this Agreement, including but not limited the Inducement.

         7.4 Purchaser's Deliveries. At the Closing, Purchaser will deliver or cause to be delivered to the Seller:

                  (a) The Purchase Price and the Debt Payment;

                  (b) The certificate required by Section 6.4;

                  (c) If the Seller is the sole owner of the Building on the Closing Date, the Headquarters Lease Extension; and

                  (d) Such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement.

         7.5 Transfer of Possession. As of the Closing Date, the Seller shall give Purchaser full possession and ownership of the Shares.

                                  ARTICLE VIII

                  Survival of Representations; Indemnification

         8.1 Survival. The parties hereto agree that their respective representations, warranties, covenants, and agreements contained herein shall survive the Closing for a period of three (3) years after the Closing Date except that those covenants, representatives and warranties made by the Seller and/or the Company with respect to Taxes, Employee Benefit Plans and

Environmental Matters (Sections 1.10, 1.22 through 1.22.7, and 1.27 of the Inducement) shall survive the Closing for such periods of time that the government agencies having jurisdiction over the subject matter of those covenants, representations and warranties may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby (the "INDEMNIFICATION PERIOD").

         8.2 Indemnification by the Seller. The Seller agrees to save, defend, and indemnify Purchaser against, and hold it harmless from, any and all liabilities, of every kind, nature and description, fixed or contingent, including without limitation reasonable attorney fees and expenses incurred in connection with any action, claim or proceeding relating to such liabilities ("DAMAGES"), arising from the breach of any of his representations, warranties, covenants or agreements contained herein or in the Exhibits or Schedules hereto, which arise or a claim for which is made during the Indemnification Period. Purchaser shall be entitled to set-off against any amounts due to the Seller hereunder (including, without limitation, any compensation due pursuant to the terms of the Non-Competition Agreement), the amount of any indemnity claims, as reasonably estimated by Purchaser, which may arise under this Agreement; provided, however, Purchaser's right to indemnification shall in no way be limited to the amount of such set-off.

         8.3 Indemnification by Purchaser. Purchaser agrees to save, defend and indemnify the Seller against and to hold him harmless from any and all Damages arising from the breach of any of Purchaser's representations, warranties, covenants or agreements contained herein or the Exhibits hereto, which arise and a claim for which is made during the Indemnification Period.

         8.4 Claims. All claims for Damages arising out of breaches of representations or warranties regarding tax deficiency assessments relating to federal and state income tax returns filed prior to Closing, shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith. No claim shall be made for matters adequately covered by insurance.

         8.5 Seller's Liability. Subject to the limitation contained in Section 8.2, upon a Final Determination of the amount of any claim for Damages made against the Seller by Purchaser, Purchaser shall be entitled to recover the amount of such Damages as finally determined; provided that Seller's liability to Purchaser shall be limited to the sum of the Purchase Price and the Debt Payment.

         8.6 Purchaser's Liability. Upon a Final Determination of the amount of any claim for Damages made against Purchaser by the Seller, the Seller shall be entitled to recover the amount of such Damages as finally determined.

         8.7 Final Determination. For the purposes of this Article VIII, a "FINAL DETERMINATION" shall exist when (i) the parties agree upon the amount, or (ii) a court of competent jurisdiction shall have made a Final Determination with respect thereto and appeal therefrom shall not have been taken within a timely fashion from the date of such determination. The asserting party will assign to the other party any claims against which the asserting party has been indemnified and paid as provided herein, as to which there may be claims against persons other than the Company, and the other party in all respects shall be subrogated to the rights of the asserting party in connection therewith.

         8.8 Defense of Claims. Each party entitled to indemnification under this Article VIII (the "INDEMNIFIED PARTY") agrees to notify the party required to provide indemnification (the "INDEMNIFYING PARTY") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at their own expense with counsel of their choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party's interest. In the event the Indemnifying Party does not undertake to defend or compromise the claim, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim, and the Indemnifying Party shall be bound by the final decree of any court of competent jurisdiction deciding the validity and amount of the claim asserted against the Indemnified Party.

         8.9 Extension of Time. To the extent that an Indemnified Party files a claim for Damages against an Indemnifying Party prior to the expiration of the Indemnification Period, reasonably identifying the basis for the claim and the amount of any reasonably ascertainable damages, the Indemnification Period shall be extended for such claim until such claim is resolved, subject to the limitations hereinabove provided.

         8.10 Restriction on Transfers. From and after the Closing Date, Seller shall not assign or transfer, for consideration less than fair market value, to Seller's parents, siblings, spouse or children, or a trust for any of their benefit, any portion of or interest in the Restricted Portion of the Purchase Price (as hereinafter defined) received by Seller for the Shares, nor or any portion of or interest in any property purchased or acquired by Seller with any part of the Restricted Portion of the Purchase Price if the result of such assignment or transfer might be in any manner to diminish the assets to which Purchaser could resort in order to recover on any claim for Damages under this
Article VIII, unless Seller first obtains Purchaser's prior written consent to the proposed assignment or transfer, which consent shall not be unreasonably withheld, and the proposed assignee/transferee first signs a security agreement and/or limited guaranty in favor of, and acceptable to, Purchaser and equal to the value of the portion of or interest in the Restricted Portion of the Purchase Price to be received by the assignee/transferee. As used herein, "Restricted Portion of the Purchase Price" means:

                  (a) $7,500,000 during the first twelve (12) months after the Closing Date;

                  (b) $5,000,000 during the period commencing twelve (12) months after the Closing Date through the date which is thirty-six
         (36) months after the Closing Date; and

                  (c) $3,000,000 during the period commencing thirty-six (36) months after the Closing Date through the date which is forty-eight
         (48) months after the Closing Date.

                                   ARTICLE IX

                             Termination and Waiver

         9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

                  (a) By mutual consent of the parties;

                  (b) By the Purchaser if any of the conditions set forth in
         Article V hereof shall not have been fulfilled on or prior to the Termination Date, or shall become incapable of fulfillment, and shall not have been waived;

                  (c) By the Seller if any of the conditions set forth in
         Article VI hereof shall not have been fulfilled on or prior to the Termination Date, or shall have become incapable of fulfillment, and shall not have been waived; or

                  (d) By either party, if any legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of such party, to consummate same.

         If terminated as described above, this Agreement shall be void and of no further force or effect, without any liability or obligation on the part of either party hereto except for any liability which may arise pursuant to Sections 10.1, 10.2 and 10.3.

         9.2 Waivers. Any condition to performance by the Seller or the Purchaser which may be legally waived on or before the Closing Date may be waived by the party entitled to the benefit of such condition by duly authorized instrument in writing executed by the waiving party. The failure of any party at any time or times to require performance of any provision hereof shall not affect or impair the right of such party to require such performance at a later time. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be construed as, or be deemed to be, a further or continuing waiver either of any such condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement.

                                   ARTICLE X

                            Miscellaneous Provisions

         10.1 Expenses. Each party shall bear its own legal, accounting and other professional fees, costs and expenses incurred in connection with this Agreement and the transactions hereby intended to be effected.

         10.2 Confidential Information. Each party agrees it and its representatives shall hold in strict confidence, and shall not divulge or disclose to any person without a need to know, any information and documents received from the other party and, if the transactions herein contemplated are not consummated, each party will continue to hold such information and documents in strict confidence and shall return to such other party all such documents then in such receiving party's possession (including the Exhibits and Schedules to this Agreement) without retaining copies thereof; provided, that each party's obligations under this Section 10.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain when furnished by the other or to be disclosed required by applicable law . In the event of a breach or threatened breach under this
Section 10.2, the parties to this Agreement acknowledge that the person harmed or threatened to be harmed thereby will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain such breach; provided, that nothing herein shall be construed as prohibiting such person from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         10.3 Publicity. The parties agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

         10.4 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by both parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

         10.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be either (a) delivered personally, (b) sent by U. S. Mail, certified or registered mail with postage prepaid, return receipt requested, or by overnight courier service with shipping fees prepaid, receipt requested, or (c) transmitted by telefacsimile to a telephone number as to which the intended recipient notifies the other. Notice shall be deemed given when so delivered personally, or if mailed or sent by courier service, five (5) days after the date of mailing or deposited with the courier service, addressed as follows:

                  If to Purchaser, to:       XETA Corporation
                                             1814 West Tacoma
                                             Broken Arrow, OK 74012
                                             Attn:  Jon A. Wiese, President

                  With a copy to:            Barber and Bartz
                                             110 West 7th Street, Suite 200
                                             Tulsa, OK 74119-1018
                                             Attn:  Ron B. Barber

                  If to the Seller:          Lawrence J. Hopp, Individually
                                             8836 Raleigh Drive
                                             St. Louis, MO 63123

                                             and

                                             Lawrence J. Hopp, Trustee
                                             8836 Raleigh Drive
                                             St. Louis, MO 63123

                  With a copy to:            James R. Dankenbring
                                             Dankenbring, Greiman, Osterholt &
                                             Hoffmann, P.C.
                                             Clayton Centre, Fifth Floor
                                             120 S. Central Avenue
                                             St. Louis, MO 63105

If notice is provided by facsimile it shall be deemed given upon confirmation of transmission. Either party may change the person and/or address to which notices or other communications are to be sent by giving written notice of any such change to the other in the manner herein provided.

         10.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other.

         10.7 Exhibits and Schedules. All exhibits hereto (the "EXHIBITS") and all schedules annexed hereto or thereto (the "SCHEDULES") are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits or Schedules shall be deemed to refer to and include all such Exhibits and Schedules.

         10.8 Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all of the negotiations, understandings and representations (if any) made by and between such parties.

         10.9 Governing Law. This Agreement shall be construed and enforced in accordance with the local laws of the State of Oklahoma applicable to agreements to be executed and performed wholly within said State without giving effect to its conflicts of laws provisions. The parties further agree that in any dispute between them relating to this Agreement, exclusive jurisdiction shall be in the trial courts located within Tulsa County, Oklahoma, any objections as to jurisdiction or venue in such court being expressly waived.

         10.10 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         10.11 Gender. Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders.

         10.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.

         10.13 Attorneys' Fees. In the event of any litigation or controversy arising out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

         10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         10.15 Recitals. The recitals set forth at the beginning of this Agreement are true and correct and incorporated by reference into the body of this Agreement.

         10.16 Equitable Relief. Each party recognizes that the other is likely to suffer irreparable damage if the provisions of Section 4.3 or Sections 10.2 or 10.3 are not specifically enforced. In the event of a dispute concerning any of these sections, each party agrees that the other may, without posting bond or security, obtain an temporary or permanent injunction restraining the consummation of any action or transaction prohibited thereby pending determination of such dispute. The provisions of Section 4.3 and Sections 10.2 and 10.3 shall likewise be enforceable by a decree of specific performance. In the event of litigation relating to such provisions, if the court determines that either party or any of its employees, agents or representatives has breached any thereof, the injured party shall be entitled to recover from the breaching party its reasonable fees, costs, and expenses (including attorney fees) incurred in connection with the negotiation of this Agreement, any related due diligence review, and/or the prosecution of any equitable or legal proceedings and any appeal therefrom.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"Seller"                                       "Purchaser"

                                               XETA CORPORATION

      /s/ Lawrence J. Hopp                     By  /s/ Jon A. Wiese
--------------------------------                   ----------------------------
LAWRENCE J. HOPP, individually                     JON A. WIESE,
                                                   President

"Seller's Spouse" (for purposes of acknowledging and agreeing to be bound by Section 8.10 only)

      /s/ Christine T. Hopp
--------------------------------
    CHRISTINE T. HOPP



      /s/ Lawrence J. Hopp
--------------------------------
LAWRENCE J. HOPP, Trustee under
Living Trust of Lawrence J. Hopp, dated
October 13, 1999

                               Index to Exhibits

        Exhibit
        Number                      Description
        -------                     -----------
         1.2                     Non-Competition Agreement

         2.1                     Agreement Regarding
                                 Representations, Warranties and
                                 Covenants of The Company and the
                                 Seller (the "Inducement")

         4.3                     Confidentiality Agreement

         5.6                     "Bring-Down" Certificate of the
                                 Seller and the Company

         5.7                     Opinion of Counsel

         6.4                     Purchaser's "Bring-Down"
                                 Certificate